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Exhibit 99.3

GENERAL MARITIME CORPORATION

OFFER TO EXCHANGE ITS OUTSTANDING 10% SENIOR NOTES DUE MARCH 15, 2013,
FOR 10% SENIOR NOTES DUE MARCH 15, 2013, WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933

June    , 2003

To Securities Brokers and Dealers, Commercial Banks, Trust Companies and Other Nominees:

        General Maritime Corporation (the "Company") is making an offer (the "Exchange Offer") to exchange its 10% Senior Notes due 2013 (the "Exchange Notes") for any or all of its outstanding 10% Senior Notes due 2013 (the "Outstanding Notes"), as described in the enclosed prospectus dated                        , 2003 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal").

        We are asking you to contact your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee or who hold Outstanding Notes registered in their own names.

        You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the exchange of Outstanding Notes for Exchange Notes in the Exchange Offer, except as otherwise provided in the Instructions in the Letter of Transmittal.

        Enclosed are copies of the following documents:

  1.
  The Prospectus.

  2.
  The Letter of Transmittal for your use and for the information of your clients.

  3.
  A form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with Instructions With Respect to the Exchange Offer attached for obtaining such clients' instructions with regard to this Exchange Offer.

  4.
  A return envelope addressed to LaSalle Bank National Association, the exchange agent. Your prompt action is required. This Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless the Company extends it. You may withdraw tendered Outstanding Notes at any time prior to 5:00 p.m., New York City time, on                        , 2003, or thereafter in certain circumstances.

        To participate in this Exchange Offer, the exchange agent must receive, prior to the expiration of the Exchange Offer, either (1) book-entry confirmation of a valid book-entry transfer, or (2) certificates for Outstanding Notes and a duly executed and properly completed Letter of Transmittal, together with any other required documents described in the Letter of Transmittal and the Prospectus.

        You may obtain additional copies of the enclosed material from LaSalle Bank National Association, the exchange agent ((312) 904-2442).

                      Very truly yours,
                      GENERAL MARITIME CORPORATION

Nothing in the Letter of Transmittal or in the enclosed documents will make you or any person an agent of General Maritime Corporation or the exchange agent, or authorize you or any other person to make any statements on behalf of either of them with respect to this Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

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GENERAL MARITIME CORPORATION OFFER TO EXCHANGE ITS OUTSTANDING 10% SENIOR NOTES DUE MARCH 15, 2013, FOR 10% SENIOR NOTES DUE MARCH 15, 2013, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933